EXHIBIT 4.4
Execution Version
SHARE SUBSCRIPTION AGREEMENT
by and among
CHARM COMMUNICATIONS INC.
(as “Company”)
MR. DANG HE
(as “Founder”)
MOVIE-FORWARD LTD.
(as “BVI Sub”)
JETLONG TECHNOLOGY LIMITED
(as “Marshall Sub”)
CHARM HONG KONG LIMITED
(as “HK Sub”)
NANNING JETLONG TECHNOLOGY CO., LTD.
(as “WFOE”)
EACH OF THE PERSONS LISTED ON SCHEDULE 1 HERETO
(as “Domestic Companies”)
DYNASTY CAYMAN LIMITED
and
SWIFT RISE INTERNATIONAL LIMITED
(as “Investors”)
Dated as of July 16, 2008

i

ii

Page
13.5 Notices	37
13.7 Severability	39
13.8 Costs and Expenses	39
13.9 Further Assurances	39
LIST OF SCHEDULE AND EXHIBITS

SCHEDULE 1	LIST OF DOMESTIC COMPANIES
SCHEDULE 2	CAPITALIZATION TABLE
EXHIBIT A	FORM OF REGISTRATION RIGHTS AGREEMENT
EXHIBIT B	FORM OF SHAREHOLDERS AGREEMENT
EXHIBIT C	FORM OF CAYMAN LEGAL OPINION
EXHIBIT D	FORM OF PRC LEGAL OPINION
EXHIBIT E	ARTICLES OF ASSOCIATION
EXHIBIT F	LIST OF TRADEMARKS AND DOMAIN NAMES
EXHIBIT G	FORM OF NON-COMPETITION AGREEMENT

iii

SHARE SUBSCRIPTION AGREEMENT
     This SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) dated as of July 16, 2008 is made by and among:
(1)	Charm Communications Inc., a company established and existing under the Laws of the Cayman Islands (the “Company”);

(2)	Mr. Dang He (), a PRC citizen and the 100% shareholder of the Company (the “Founder”);

(3)	Movie-Forward Ltd., a company incorporated under the Laws of the British Virgin Islands (the “BVI Sub”) and a wholly-owned Subsidiary of the Company;

(4)	Jetlong Technology Limited, a company established under the Laws of the Marshall Islands (the “Marshall Sub”) and a wholly-owned Subsidiary of the BVI Sub;

(5)	Charm Hong Kong Limited, a company incorporated under the Laws of Hong Kong (the “HK Sub”) and a wholly-owned Subsidiary of the Marshall Sub;

(6)	Nanning Jetlong Technology Co., Ltd. () (the “WFOE”), a wholly-foreign owned enterprise established under the Laws of the PRC;

(7)	Persons listed on Schedule 1 hereto, each a company organized and existing under the Laws of the PRC (each a “Domestic Company”, and collectively, the “Domestic Companies” );

(8)	Dynasty Cayman Limited, a company incorporated under the Laws of the Cayman Islands (“Dynasty”); and

(9)	Swift Rise International Limited, a company incorporated under the Laws of the British Virgin Islands (“Swift Rise”, together with Dynasty, the “Investors”).
     The foregoing parties shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.
WHEREAS:
     The Group Companies engage in the business of television advertising agency, media investment and consultancy, and branding and identity services in the PRC (the “Business”);
     Through certain contractual arrangements that have been entered into among the nominee shareholders of the Domestic Companies, the Domestic Companies and the WFOE (the “Contractual Arrangements”), substantially all of the Domestic Companies’ business operations are controlled by the WFOE and substantially all of the economic risks and benefits of the Domestic Companies have been transferred to the WFOE.

     The Investors desire to invest in the Company and are willing to subscribe for 7,500,000 Series A Preferred Shares of the Company at the Purchase Price set forth in, and pursuant to the terms of, this Agreement; and
     NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Definitions. The following terms shall have the following meanings for purposes of this Agreement:
          “Actions or Proceedings” means any action, suit, proceeding, arbitration or any investigation or audit by any Government Authority.
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person (including any Subsidiary). “Affiliates” and “Affiliated” shall have correlative meaning. For the purpose of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
          “Agreement” has the meaning stated in the preamble and includes the Exhibits, and the Schedules, as any of the same shall be amended from time to time.
          “Anti-Corruption Laws” means collectively (i) the Criminal Law of the People’s Republic of China, (ii) any other legislation applicable to the Parties that implements the OECD Convention Against Bribery of Foreign Public Officials in International Business Transactions, (iii) Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations promulgated thereunder and (iv) all other applicable Laws, conventions and international financial institution rules applicable to the Parties regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records, and financial controls.
          “Articles of Association” means the memorandum and articles of association of the Company, as amended from time to time.
          “Assets and Properties” of any Person means assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.
          “Bankruptcy Event” means with respect to any Person (the “Bankruptcy Party”), (a) the commencement by it of a Bankruptcy Proceeding with respect to itself or the consent by it to be subject to a Bankruptcy Proceeding commenced by another Person, (b) the commencement by another Person of a Bankruptcy Proceeding with respect to the Bankruptcy Party that remains unstayed or undismissed for a period of thirty (30) consecutive days, (c) the appointment of or taking possession by a Receiver over the Bankruptcy Party or any substantial part of its property, (d) the making by the Bankruptcy Party of a general assignment for the benefit of its creditors or the admission by the Bankruptcy Party in writing of its inability to generally pay its debts as they come due, (e) the entry by a court having jurisdiction over the Bankruptcy Party or a substantial part of its property of an Order for relief under any Bankruptcy Law which remains unstayed or undismissed for a period of thirty (30) consecutive days, (i) adjudging the Bankruptcy Party bankrupt or insolvent, (ii) approving as properly filed a petition seeking the reorganization or other similar relief with respect to the Bankruptcy Party, (iii) appointing a Receiver over the Bankruptcy Party or any substantial part of its property or (iv) otherwise ordering the winding up and liquidation of the Bankruptcy Party or (f) the occurrence of any event similar to (a), (b), (c), (d) or (e) under any applicable Law with respect to the Bankruptcy Party.
          “Bankruptcy Law” means any bankruptcy, insolvency, reorganization, composition, moratorium or other similar Law.
          “Bankruptcy Proceeding” means a case or proceeding under any Bankruptcy Law wherein a Person may be adjudicated bankrupt, insolvent or become subject to an Order of reorganization, arrangement, adjustment, winding up, dissolution, composition or other similar Order.
          “Benefit Plan” means any Employee benefit plan (including pension and severance) which (a) is maintained, administered or contributed to by the Company or any Subsidiary or which could result in any liability for the Company or a Subsidiary and (b) covers any Employee or former Employee of the Company or any Subsidiary.
          “Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company and its subsidiaries, including without limitation financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, share certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.
          “Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, Assets and Properties and prospects of the Group Companies taken as a whole.

          “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the PRC, the U.S., Hong Kong, the British Virgin Islands, the Cayman Islands or the Marshall Islands are authorized or obligated to close.
          “Closing Date” means a date as soon as possible after the date of this Agreement but no later than July 22, 2008 (or such other date as the Parties mutually agree in writing).
          “Company Indemnified Parties” means the Group Companies and each of their Representatives.
          “Confidential Information” means (a) any information concerning the organization, business, technology, trade secrets, know-how, finance, transactions or affairs of any Party or any Party’s Representatives (whether conveyed in written, oral or in any other form and whether such information has been furnished before, on or after the date of this Agreement), (b) any information or materials prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information and (c) this Agreement, the transactions contemplated hereby, the terms and conditions hereof or any discussions, correspondence or other communications among the Parties or their respective Representatives relating to this Agreement or any of the transactions contemplated hereunder.
          “Contract” means any agreement, lease, license, engagement, evidence of Indebtedness, mortgage, indenture, security agreement, financial instrument, purchase order, commitment, arrangement, understanding or other contract (whether written, oral or otherwise).
          “Control Documents” means the equity pledge agreement, proxy agreement, exclusive technological service agreement, future share transfer and cooperative agreement and trademark, domain names and trade names license agreements that have been entered into by and among the WFOE, the Domestic Companies, the Founder and/or the shareholders of the Domestic Companies, as set forth in Schedule 3.19(a).
          “Employee” means any officer or employee including any part-time, regular contract or fixed-term officer or employee.
          “Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person, (d) any adverse claim as to title, possession or use, and (e) any direct or indirect repurchase, resale, participation or obligation, understanding or arrangement (whether formal or informal, written or oral).

          “Equity Securities” means the share capital, membership interests, partnership interests, registered capital or other ownership interest in any Person or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such share capital, membership interests, partnership interests, registered capital or other ownership interests (whether or not such derivative securities are issued by such Person) and includes the Shares.
          “ESOP” means the Company’s 2008 Share Incentive Plan as adopted by a written shareholders resolution of the Company on April 1, 2008.
          “Government Authority” means, with respect to any Person, any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any jurisdiction in which such Person conducts business or operations, or any province, state, country, city or other political subdivision thereof.
          “Group Companies” means the Company, BVI Sub, Marshall Sub, HK Sub, WFOE and the Domestic Companies and any other existing and future, direct or indirect Subsidiary of a Group Company collectively, and individually, a “Group Company”.
          “Hong Kong” means the Hong Kong Special Administrative Region.
          “Indebtedness” of any Person means all obligations (contingent or otherwise) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, notes payable and drafts accepted representing extension of credit or similar instruments, (c) for the deferred purchase price of goods or services incurred outside the ordinary course of business of such Person, (d) under capital leases incurred outside the ordinary course of business of such Person or (e) in the nature of guarantees of the obligations described in subsections (a) through (d) above of any other Person.
          “Intellectual Property” means all patents and patent rights, entity models, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, internet domain names and sub-domains, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, entity models, trademarks, service marks, copyrights and internet domain names and sub-domains.
          “Investment Assets” means all debentures, notes and other evidences of Indebtedness, Equity Securities, interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned legally or beneficially by the Company or any Subsidiary and issued by any Person other than the Company or any Subsidiary (other than trade receivables generated in the ordinary course of business of the Company and the Subsidiaries).

          “Investor Indemnified Parties” means each Investor and each of its Representatives.
          “IPO” shall mean the Company’s first public offering of Ordinary Shares, which is a firm commitment underwritten public offering of Ordinary Shares on a recognized stock exchange, registered under the relevant securities act and managed and/or underwritten by a lead underwriter of reputable international standing.
          “Law” means any constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances, mandatory guidelines, circulars, orders or implemented policies of any Government Authority or any Order.
          “Liabilities” means all Indebtedness, obligations, Taxes and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or become due).
          “Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Government Authority.
          “Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses of any kind or nature whatsoever (including interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).
          “Material Adverse Effect” means an effect of any change, circumstance, condition, development, effect, event, occurrence or state of facts that, individually or in the aggregate, is, has been, or would reasonably be expected to be, materially adverse to the Business or Condition of the Group Companies, or on the ability of any of the Group Companies or the Founder to consummate the transactions contemplated hereby and by other Transaction Documents.
          “Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right, proxies, Contract or other understanding or arrangement (whether formal or informal, written or oral) that gives the right to (a) purchase or otherwise receive or be issued any Equity Securities or (b) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of Equity Securities of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election or appointment of any directors or officers of such Person or the manner in which any Equity Securities of such Person are voted.
          “Order” means any writ, judgment, decree, injunction, award or similar order of any Government Authority (in each such case whether preliminary or final).
          “Ordinary Shares” means ordinary shares in the Company with voting rights, par value US$0.0001 per share.

          “Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares and instruments convertible into or exchangeable for Ordinary Shares, including, without limitation, the Series A Preferred Shares.
          “Person” means an individual, firm, corporation, partnership, association, limited liability company, union, trust or estate or any other entity or organization whether or not having separate legal existence, including any Government Authority.
          “PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.
          “Public Official or Entity” means (i) an officer, employee, agent or representative of any government or military; (ii) any department, agency, corporate entity, instrumentality or political subdivision of any government or military; (iii) any person or commercial entity acting in an official capacity for or on behalf of any government or military; (iv) any candidate for political office, any foreign political party or any official of a foreign political party; or (v) any officer, employee, agent or representative of any public international organization.
          “Registration Rights Agreement” means the registration rights agreement to be entered into on or prior to the Closing, a form of which is attached hereto as Exhibit A.
          “Representatives” means with respect to any Person, such Person’s directors, officers, Employees, agents, Affiliates, partners, counsel, legal and financial advisers, accountants, consultants, controlling persons, prospective investors and prospective sources of capital.
          “RMB” means the Renminbi, the lawful currency of the PRC.
          “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as from time to time in effect.
          “Series A Preferred Shares” means the Series A preferred shares, par value US$0.0001 per share, of the Company to be created by the Company with the rights and privileges as set forth in the Articles of Association to be amended and adopted in accordance with this Agreement.
          “Shareholders Agreement” means the shareholders agreement to be entered into on or prior to the Closing, a form of which is attached hereto as Exhibit B.
          “Shares” means, collectively, Ordinary Shares and the Series A Preferred Shares.
          “Subsidiary” means any Person which the Company, BVI Sub, Marshall Sub, HK Sub, WFOE or each Domestic Company, as the case may be, controls, directly or indirectly.

For purposes of this definition, “control” has the meaning set forth above under the definition of “Affiliate.”
          “Tax” means any form of taxation (including any value added, excise, use, personal property, use and occupancy, business and occupation, mercantile, real estate, payroll, franchise or capital gains tax), estate duty, customs duty, deduction, withholding, duty, impost, levy or fee or charge levied, collected, withheld or assessed by any Government Authority and any interest, penalty, surcharge or fine in connection therewith or any other measure of tax.
          “Transaction Documents” means this Agreement, the Shareholders Agreement, the Registration Rights Agreement and amended and restated Articles of Association.
          “US$” means the United States dollar, the lawful currency of the United States of America.
          “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.
          1.2 Additional Definitions. The following terms shall have the meanings set forth in the indicated section of this Agreement:

Defined Terms	Section Reference
“Adjustment Shares”	2.4(b)
“Agreement”	Preamble
“Audited Financial Statements”	3.9(a)
“Business”	Preamble
“BVI Sub”	Preamble
“Change of Nominees”	5.7(b)
“Closing”	2.2
“Closing Shares”	2.1
“Company”	Preamble
“Contractual Arrangements”	Whereas
“Disclosing Party”	11.1
“Domestic Company(ies)”	Preamble
“Dynasty”	Preamble
“Founder”	Preamble
“General Limitations”	3.2(b)
“HKIAC”	12.2(a)
“HK Sub”	Preamble
“Investor(s)”	Preamble
“Marshall Sub”	Preamble
“Minimum Claim Amount”	9.1(a)
“Purchase Price”	2.1
“Permitted Transferees”	13.4(b)

Defined Terms	Section Reference
“Related Party”	3.22(a)
“SAFE Registration”	3.7(b)
“Tax Returns”	3.13(a)
“WFOE”	Preamble
“2008 Net Income”	2.4(a)
          1.3 Construction. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Unless otherwise specified, words such as “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or sub-section of this Agreement, and references herein to “articles” or “sections” refer to articles or sections of this Agreement. Unless otherwise specified, references herein to the word “including” shall be deemed to be followed by words “without limitation” or “but not limited to,” as applicable, or words of similar import. In the event that any translated version of this Agreement differs from the English version, the English version shall control. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
ARTICLE II
PURCHASE AND SALE OF PREFERRED SHARES
          2.1 Issuance and Subscription. Subject to the terms and conditions in this Agreement, the Investors agree to purchase at the Closing (as defined below), and the Company agrees to sell and issue to the Investors at the Closing, an aggregate of 7,500,000 Series A Preferred Shares for an aggregate purchase price of US$30,000,000 (the “Purchase Price”), with each Investor buying the amount of Series A Preferred Shares and paying the purchase price therefor as set forth in the table below. The Series A Preferred Shares to be purchased by the Investors at the Closing pursuant to this Agreement are referred to in this Agreement as the “Closing Shares”. The Closing Shares owned by the Investors shall represent 11.5385% of the fully diluted share capital of the Company immediately after the Closing, including, without limitation, any Ordinary Shares or Ordinary Share Equivalents issued under the ESOP and with fractional shares rounded up, as set forth in the Capitalization Table attached as Schedule 2 hereto.

Investors	Purchase Price		Number of Closing Shares

Dynasty	US$	29,750,000	7,437,500

Swift Rise	US$	250,000	62,500

TOTAL	US$	30,000,000	7,500,000

          2.2 Closing. The closing (“Closing”) shall take place on the Closing Date, subject to the satisfaction or waiver of all conditions to the Closing set forth in Article VI and Article VII. At the Closing:
          (a) The Company shall deliver to the Investors one or more certificates representing the duly authorized and validly issued and allotted Closing Shares purchased by the Investors, registered in the name of the Investors or their designees;
          (b) The Company shall cause its register of members to be updated to reflect the Closing Shares purchased by the Investors and deliver a certified true copy of such updated share register to the Investors;
          (c) Written special resolutions of all shareholders of the Company adopting the amended and restated Articles and Association in accordance with Section 6.7 hereof;
          (d) The Investors shall pay to the Company the Purchase Price by wire transfer of immediately available funds in U.S. dollars to the following bank account in accordance with the instructions below:

Corresponding Bank:	HSBC Bank USA NA, New York
Swift Code – MRMD US33
ABA No. 0108
Beneficiary bank:	HSBC, Hong Kong
Swift code:	HSBC HK HHHKH
Bank code:	004
Branch code:	491
Name of account:	Charm Communications Inc.
Account number:	491-770129-838
          2.3 Use of Proceeds. In accordance with the directions of the Company’s board of directors, as it shall be constituted in accordance with the Shareholders Agreement and the Articles of Association, the Company will, to the extent permitted under applicable Laws, inject the proceeds from the sale of the Closing Shares into WFOE, in the form of inter-company loan (unless the Company’s board of directors finds it detrimental to the Group Companies) for general working capital, funding to enter into exclusive agency contracts with more TV networks and merger and acquisition projects for the Domestic Companies and the WFOE.
          2.4 Adjustment Shares.
          (a) So long as the Company has not completed an IPO, as soon as practicable and prior to April 30, 2009, the Company shall deliver to each Investor the Company’s consolidated financial statements for the year ended December 31, 2008 prepared in accordance with U.S. GAAP and audited by one of the “big four” international accounting firms. The after-tax net income on such financial statements shall be adjusted by: (i) excluding any earnings obtained through or as the result of any merger, amalgamation or other business combination between any other entity and the Company or its Subsidiaries unless such merger, amalgamation or other business combination has been approved by the Investors in advance; (ii) excluding any extraordinary or non-recurring earnings obtained by the Company or its Subsidiaries other than in their ordinary course of business and (iii) eliminating the effect of extraordinary and non-recurring expenses (including expenses for share based compensation and expenses and costs incurred in connection with the issuance of Series A Preferred Shares hereunder and under agreements to be entered into between the Company and other purchasers and deemed dividends and other expenses and distributions related to Series A Preferred Shares) (the “2008 Net Income”).
          (b) Unless the 2008 Net Income (a) is equal to or greater than US$25 million, the Company shall, and the Founder shall procure that the Company, reasonably promptly allot and issue to each of the Investors, pro rata in accordance with the number of Shares being purchased by each such Investor at Closing, such number of additional Series A Preferred Shares (the “Adjustment Shares”) at no additional consideration, free and clear of all Encumbrances, in accordance with the following formula:
          X = ( Adjusted Equity Share % x [A + X + B] ) — B
Where:

X	=	Adjustment Shares

A	=	Total number of Ordinary Shares of the Company outstanding immediately after the Closing + 7,500,000

B	=	Number of Closing Shares

Adjusted Equity Share %	=	US$30million / Adjusted Post-money Valuation

Adjusted Post-money Valuation	=	US$260million x (2008 Net Income / US$25 million)
          (c) For the avoidance of doubt, no adjustment will be made if the 2008 Net Income is equal or greater than US$25 million.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE FOUNDER AND THE GROUP
COMPANY
          Each of the Group Companies and the Founder, jointly and severally, represents and warrants to the Investors the following as of the date of this Agreement, and such representations and warranties shall be deemed to be made as of the Closing Date (if different from the date of this Agreement), provided that each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date on which such representation or warranty is deemed to be made (except that, for the avoidance of doubt, any representation or warranty that is expressed to be made by reference to the facts and circumstances existing as at a specific date shall be made by reference to the facts and circumstances existing as at such specific date):
          3.1 Organization.
          (a) Each Group Company is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation and has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
          (b) Each Group Company has the full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Each Group Company is duly qualified, licensed or admitted to do business in each jurisdiction in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except that the failure to be so qualified, licensed or admitted would not result in a Material Adverse Effect.
          3.2 Authority.
          (a) The execution and delivery by each Group Company of this Agreement and each other Transaction Document to which it is a party, and the performance by each Group Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action of such Party (including all necessary corporate actions).
          (b) This Agreement, when executed and delivered by each Group Company and the Founder, and each other Transaction Document, when executed and delivered by each of the Group Company and the Founder who is a party to such Transaction Document, will constitute a legal, valid and binding obligation, enforceable against such Party in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies (the “General Limitations”).
          3.3 Valid Issuance of Preferred and Ordinary Shares. The Closing Shares, when allotted, issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances, and free of restrictions or limitations on transfer other than restrictions on transfer under applicable Laws and those set out in the Articles of Association and Shareholders Agreement. The register of members of the Company is prima facie evidence that the Series A Preferred Shares set forth on such register of members as owned by the Investors are legally owned by the Investors. The Ordinary Shares issuable upon conversion of the Series A Preferred Shares have been duly and validly reserved for issuance and, upon issuance and upon conversion the Series A Preferred Shares in accordance with the terms of the Articles of

Association, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances and free of restrictions or limitations on transfer other than restrictions on transfer under applicable Laws and those set out in the Articles of Association and Shareholders Agreement.
          3.4 Capitalization. The authorized capital of the Company immediately prior to the Closing consists or will consist of (i) 187,500,000 Ordinary Shares, par value US$0.0001 per share, of which 50,000,000 are issued and outstanding and (ii) 12,500,000 Series A Preferred Shares, par value US$0.0001 per share, of which none is issued and outstanding. Each of the issued and outstanding Shares, are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.4 and as may be provided in the Transaction Documents, there are no outstanding Options, right of first refusal, preemptive rights or other rights or agreements, either directly or indirectly, to purchase or otherwise acquire or issue any Equity Securities of the Company.
          3.5 Subsidiaries.
          (a) Schedule 3.5 sets forth the name and the jurisdiction of organization of each Subsidiary. Each such Subsidiary is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation, and has full corporate power and authority to conduct its business as and to the extent now conducted or as proposed to be conducted and to own, use and lease its Assets and Properties. Each Subsidiary is duly qualified, licensed or admitted to do business in each jurisdiction in which it currently conducts business and has all necessary licenses, franchises, concessions, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all necessary declarations and filings with, all Government Authorities to own, use and lease its Assets and Properties and to conduct business, except where the failure to be so qualified, licensed or admitted and the lack of such licenses, franchises, concessions, consents, authorizations, approvals, orders, certificates, permits and the failure to such declarations or filings would not individually or in the aggregate result in a Material Adverse Effect. All filings and registrations with the relevant PRC Government Authority required in respect of all Subsidiaries which are incorporated under the Laws of the PRC have been duly and timely made in accordance with the relevant PRC Laws, except for such failures that would not, individually or in the aggregate, have a Material Adverse Effect. Neither any Group Company nor the Founder has any reason to believe that any Government Authority is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits and the Group Companies and their Subsidiaries are in compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits in all material respects. The Articles of Association and all other constitutional documents of each Group Company provided to the Investors are true, complete and up-to-date.
          (b) Schedule 3.5 lists for each Subsidiary of the Company the amount of its authorized share capital, the amount of its outstanding share capital and the record owners and beneficial owners, if different from the record owners, of such outstanding share capital. All of the outstanding shares of share capital of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and, except the outstanding shares of Domestic

Companies, are owned, beneficially and legally, by the Company or its Subsidiaries free and clear of all Encumbrances. There are no outstanding Options or other rights, agreements, arrangements or commitments (other than those created by the Control Documents) to which any Subsidiary of the Company is a party or by which such Subsidiary is bound relating to the issued or unissued share capital or its equivalent or any security of any kind convertible into or exchangeable for any equity interests of such Subsidiary, except for those under the Transaction Documents.
          (c) Neither the Company, BVI Sub, Marshall Sub nor HK Sub has any Assets, tangible or intangible, or Properties other than its interests in its Subsidiaries, except cash and short term investments. In respect of any ownership interests held in a Subsidiary, (i) the Company, BVI Sub and Marshall Sub, hold good and valid title to such ownership interests free and clear of all restrictions on transfer or other encumbrances, other than those restrictions on transfer or other encumbrances created by the Transaction Documents, (ii) such ownership interest was acquired in compliance with all applicable Laws, and (iii) there are no outstanding Options or rights for the purchase or acquisition from the Company or another Subsidiary of such ownership interests, except for those under the Transaction Documents.
          (d) Except in the case of prohibition imposed by PRC Laws, the Subsidiaries are not prohibited, directly or indirectly, from making any payments, dividends or other distributions to the Company or from making any other distribution on the Subsidiaries’ equity interest or from transferring any of the Subsidiaries’ property or assets to the Company. Except in the case of prohibition imposed by PRC Laws, all dividends and other distributions declared and payable upon the equity interest in the Subsidiaries to the Company may be converted into foreign currency that may be freely transferred out of the PRC.
          3.6 No Conflicts. The execution and delivery by each of the Group Companies and the Founder of this Agreement and each other Transaction Document to which it or he is a party does not, and the performance by each of the Group Companies and the Founder of its obligations under this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:
          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the formation and/or constitutional documents of any Group Company or any other Subsidiary thereof;
          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.6, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to any Group Company, the Founder or any Subsidiary or any of their respective Assets and Properties, except as would not result in a Material Adverse Effect; or
          (c) (i) contravene, conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default or result in a loss of benefit under, (iii) require any Group Company, the Founder or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Encumbrance upon any Group Company or any Subsidiary thereof or any of their respective Assets and Properties under, any Contract or License to which any Group Company or any Subsidiary is a party or under which any of their respective Assets and Properties is bound, except as would not result in a Material Adverse Effect.
          3.7 Governmental Approvals and Filings.
          (a) Except as disclosed in Schedule 3.7, no consent, approval, order, license, authorization or action of, or registration, qualification, designation, declaration or filing with or notice to any Government Authority on the part of any Group Company, the Founder or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which any of them is a party or the consummation of the transactions contemplated hereby or thereby, or if any such approval, order, license, authorization or action, registration, qualification, designation, declaration or filing is required, the same has been obtained or made prior to the Closing Date.
          (b) The Founder has completed the registration, as of the date hereof and the Closing Date, as required under Circular 75 issued by the State Administration of Foreign Exchange of the PRC (“SAFE Registration”) on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles” (), effective as of November 1, 2005, or any successor rule or regulation under PRC Laws.
          3.8 Books and Records. The Books and Records of the Company and the Subsidiaries as made available to the Investors prior to the date hereof contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the shareholders, the boards of directors and any committees of the boards of directors of the Company and each of the Subsidiaries. The share transfer ledgers and other similar records of the Company and each of the Subsidiaries as made available to the Investors prior to the date hereof accurately reflect all record transfers prior to the date hereof in the Shares of the Company and the Subsidiaries.
          3.9 Financial Statements.
          (a) Prior to the date hereof, the Company has made available to the Investors true and complete copies of the following audited financial statements:
               (i) the audited balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2007, and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2007 (collectively, the “Audited Financial Statements”);

               (ii) unqualified report from an independent registered public accounting firm in connection with the Audited Financial Statements.
          (b) The financial statements referred to in subsection (a) above (i) were prepared in accordance with the U.S. GAAP, (ii) fairly present, in all material respects, the consolidated financial condition and results of operations of the Company and its consolidated Subsidiaries as of the date thereof and for the period covered thereby, and (iii) were compiled from the Books and Records the Company and its Subsidiaries regularly maintained by management and used to prepare the financial statements of the Company and its Subsidiaries in accordance with the principles stated therein.
          (c) Prior to the date hereof, the Company has made available to the Investors true and complete copies of the management account of the Company for the six-month period ended June 30, 2008.
          3.10 Absence of Activities. Except as disclosed in Schedule 3.10:
          (a) The Company, BVI Sub, Marshall Sub and HK Sub have no business operation and activities other than their own formation, holding shares of the Subsidiaries, entering into this Agreement and other Transaction Documents, carrying out the transactions as contemplated in the Transaction Documents, the activities related to IPO and any activities incidental thereto.
          (b) The Company does not have any Subsidiary other than BVI Sub. BVI Sub does not any Subsidiary other than Marshall Sub. Marshall Sub does not have any Subsidiary other than HK Sub. HK Sub does not have any Subsidiary other than WFOE.
          (c) Neither the Company, BVI Sub, Marshall Sub nor HK Sub has any material Liability.
          3.11 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto and to the other Transaction Documents on or prior to the Closing Date, since the December 31, 2007, there has not been any Material Adverse Effect, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, except as disclosed in Schedule 3.11, there has not occurred since December 31, 2007:
          (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the Equity Securities of any Group Company or any Subsidiary, or any direct or indirect redemption, purchase or other acquisition by any Group Company or any Subsidiary of any such Equity Securities of or any Option with respect to any Group Company or any Subsidiary;

          (b) any authorization, issuance, sale or other disposition by any Group Company or any Subsidiary of any Equity Securities of or Option with respect to each Group Company or any Subsidiary except that the Company may enter into an agreement to sell, and may sell, additional Series A preferred Shares to other investors, or any modification or amendment of any right of any holder of any outstanding Equity Securities of or Option with respect to such Group Company or Subsidiary;
          (c) any material increase in the salary, wages or other compensation of any senior executive officer of any Group Company or any Subsidiary;
          (d) (i) any incurrence by any Group Company or any Subsidiary of Indebtedness or (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of any Group Company or any Subsidiary under, any Indebtedness of or owing to any Group Company or any Subsidiary, except the incurrence of accounts payable in the ordinary course of business of the Group Companies;
          (e) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of any Group Company or any Subsidiary that would result in a Material Adverse Effect;
          (f) any material change in (i) any accounting, financial reporting, credit, allowance or Tax practice or policy of the Company or any Subsidiary, or (ii) any method of calculating any bad debt, contingency or other reserve of any Group Company or any Subsidiary for accounting, financial reporting or Tax purposes, or any change in the fiscal year of any Group Company or any Subsidiary;
          (g) any write-off or write-down of or any determination to write off or write down any of the material Assets and Properties of any Group Company or any Subsidiary;
          (h) any acquisition or disposition of, or incurrence of an Encumbrance on, any Assets and Properties of any Group Company or any Subsidiary with a value exceeding US$1,000,000;
          (i) any (i) amendment of the Articles of Association or other constitutional documents of any Subsidiary other than any amendment in connection with the transaction contemplated hereby, (ii) recapitalization, reorganization, composition, liquidation or dissolution of any Group Company or any Subsidiary, other than the restructuring occurred prior to the date hereof and the Change of Nominees, (iii) material merger or other business combination involving any Group Company or any Subsidiary with any other third party, or (iv) any Bankruptcy Event with respect to any Group Company or any Subsidiary;
          (j) any (i) entering into, material amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (x) any Contract which is required to be disclosed in Schedule 3.19(a) or (y) any License held by any Group Company or any Subsidiary, other than in connection with the restructuring occurred prior to the date hereof and the Change of Nominees, or (ii) granting any power of attorney out of ordinary course of business;
          (k) capital expenditures or commitments for additions to property, plant or equipment of the Company and the Subsidiaries constituting capital assets that in the aggregate exceed US$1,000,000;
          (l) any commencement or termination by the Company or any Subsidiary of any line of business;
          (m) any transaction by the Company or any Subsidiary with the Founder or any Representative of the Founder with a value exceeding US$100,000 annually; or
          (n) any entering into of a Contract to do or engage in any of the foregoing after the date hereof.
          3.12 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet included in the Company’s Audited Financial Statements or in the notes thereto, there are no Liabilities against the Company or any Subsidiary or any of their respective Assets and Properties, other than Liabilities which, individually or in the aggregate, are not material to the Business or Condition of the Company or any Subsidiary.
          3.13 Taxes.
          (a) Each Group Companies and each Subsidiary have filed all Tax returns, statement, reports and forms (including estimated Tax returns and reports and information returns and reports) (“Tax Returns”) that it was required to file in accordance with all applicable Laws. All such Tax Returns were true, correct and complete in all material respects and not misleading for the purpose of such Tax Returns. All Taxes which have become due and payable by each Group Company and each Subsidiary (whether or not shown on any Tax Return) have been fully paid. There are no security interests on any of the Assets and Properties of any Group Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax other than as would not result in a Material Adverse Effect.
          (b) Each Group Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, creditor, independent contractor, or other third party in accordance with applicable Law.
          (c) Neither any Group Company nor any Subsidiary is aware of any statement of deficiency, assessment of additional Taxes or any claim or dispute regarding the Tax liability of any Group Company or any Subsidiary for any period for which Tax Returns have been filed. Each group Company has delivered to the Investors correct and complete copies of all Tax Returns for the past three (3) complete fiscal years.

          (d) None of the Subsidiaries is a party to any Tax allocation or sharing agreement.
          3.14 Legal Proceedings. Except as disclosed in Schedule 3.14:
          (a) there are no Actions or Proceedings pending or, to the best knowledge of any Group Company and the Founder, threatened, against any of Founder, any Group Company or any Subsidiary or any of their respective Assets and Properties; and
          (b) there are no Orders outstanding against any Group Company or any Subsidiary thereof.
          3.15 Compliance With Laws and Orders. Except as disclosed in Schedule 3.15, neither any Group Company, the Founder nor any Subsidiary is, or has received any notice that it is, in violation of or in default under any Law or Order applicable to the Company or any Subsidiary thereof or any of their respective Assets and Properties.
          3.16 Real Property.
          (a) The Group Companies and their Subsidiaries have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by them for the full term of the lease thereof except as would not have a Material Adverse Effect.
          (b) Each Group Company has delivered to the Investors prior to the execution of this Agreement true and complete copies of all leases that are material to the Business (including any amendments and renewal letters) and, to the extent reasonably available.
          3.17 Tangible Personal Property; Investment Assets. Except as would not have a Material Adverse Effect,
          (a) The Group Companies and/or the Subsidiaries are in possession of and have good title to, or have valid leasehold interests in or valid rights under Contract to use, all machinery, equipment, furniture, fixtures, vehicles and other properties and assets material for the conduct of the Business of the Group Companies, including all such property on the balance sheet included in the Company’s Audited Financial Statements and property acquired since December 31, 2007 (other than property disposed of since December 31, 2007) in the ordinary course of business consistent with past practice. All such property is free and clear of any Encumbrances and is in working order and condition.
          (b) Schedule 3.17 describes each Investment Asset owned by each Group Company or any Subsidiary on the date hereof. Except as disclosed in Schedule 3.17, all such Investment Assets are owned by such Group Company or Subsidiary free and clear of all Encumbrances.
          3.18 Intellectual Property Rights. Each Group Company and the Subsidiaries have interests in or right to use the Intellectual Property disclosed in Schedule 3.18. Each Group

Company or Subsidiary has all rights, titles and interests in or valid and binding rights under Contract to use such Intellectual Property in connection with the Business. Other than the Intellectual Property disclosed in Schedule 3.18, there is no other Intellectual Property material in the conduct of the Business. Except as disclosed in Schedule 3.18, (i) none of the Group Companies has granted to any Person the right to use the Intellectual Property disclosed in Schedule 3.18, (ii) all registrations with and applications to any Government Authority in respect of the Intellectual Property owned by the Group Companies are valid and in full force and effect, (iii) each Group Company and the Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets, (iv) neither any Group Company nor any Subsidiary is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract to use such Intellectual Property, and (v) to the best knowledge of the Company and the Founder, no such Intellectual Property is being infringed by any other Person except as disclosed on Schedule 3.18. Neither the Founder, any Group Company nor any Subsidiary has received notice that any Group Company or any Subsidiary has infringed or is infringing any Intellectual Property of any other Person, and no claim is pending or has been made to such effect that has not been resolved and, to the best knowledge of the Company and the Founder, neither any Group Company nor any Subsidiary is infringing any Intellectual Property of any other Person, except as would not result in a Material Adverse Effect.
          3.19 Contracts.
          (a) Except as set forth on Schedule 3.19(a) and the Transaction Documents, neither any Group Company nor any Subsidiary is bound by:
               (i) any Contract providing for (x) a commitment of employment for a specified or unspecified term or otherwise relating to employment or the termination of employment of senior executive officers of the Company; and (y) any obligation of any Group Company or any Subsidiary to make payments, other than in the ordinary course of business, to any Employee exceeding RMB2,000,000 or any group of Employees exceeding RMB5,000,000 in the aggregate;
               (ii) any material Contract (other than the Transaction Documents) with any Person containing any provision or covenant prohibiting or limiting the ability of the Company or any Subsidiary to engage in any business activity or compete with any Person;
               (iii) any material partnership, joint venture, shareholders or other similar Contracts with any Person, except that the Company may enter into such Contract with other investors that purchase addition Series A preferred Shares;
               (iv) any Contract relating to Indebtedness of any Group Company or any Subsidiary or to any preferred shares issued by any Group Company or any Subsidiary, other than the incurrence of accounts payable in the ordinary course of business of the Group Companies, except that the Company may enter into such Contract with other investors that purchase addition Series A preferred Shares;

               (v) any material Contract relating to (x) the future disposition or acquisition of any Assets and Properties and (y) any merger or other business combination;
               (vi) any material Contract between or among any Group Company or any Subsidiary, on the one hand, and the Founder, on the other hand;
               (vii) any Contract (other than the Transaction Documents) that in any material respect, (x) limits, or contains restrictions on, the ability of any Group Company or any Subsidiary to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its Equity Securities, to incur Indebtedness, to incur or suffer to exist any Encumbrance, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any business combination or (y) require any Group Company or any Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and
               (viii) any other Contract that requires the payment by or to any Group Company or any Subsidiary of more than RMB10,000,000 annually, except the incurrence of accounts payable and receivable in the ordinary course of business of the Group Companies.
          (b) Each Contract required to be disclosed in Schedule 3.19(a) constitutes a legal, valid and binding agreement of the Group Companies who are parties to such Contract, enforceable against them in accordance with its terms; and except as disclosed in Schedule 3.19(b), neither any Group Company nor any Subsidiary or the Founder is aware of, or has received any notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).
          (c) The Control Documents:
               (i) have been duly authorized, executed and delivered by each of the Group Companies and the Founder that is a party thereto and constitute a legal, valid and binding obligation of it, enforceable against it in accordance with their terms, except as limited by General Limitations;
               (ii) have been effected in compliance with all applicable Laws and no consents, approvals, authorizations, orders, registrations and qualifications by any Government Authority, other than the registration of equity pledge under the Contractual Arrangements, are required in connection with the Control Documents except as received prior to the Closing; and
               (iii) are not the subject of any action, claim, suit, demand, hearing, notice of violation or proceeding seeking to restrain, enjoin or otherwise challenge any of the transactions contemplated therein, except to the extent such would not, individually or in the aggregate, have a Material Adverse Effect.
          The transactions contemplated by the Control Documents constitute binding transactions completed by the parties to such Control Documents and such transactions are substantially complete, effective and enforceable in accordance with the relevant terms and conditions of the Control Documents other than the registration of equity pledge under the Contractual Arrangements.
          3.20 Licenses. The Group Companies and each of them validly hold all Licenses necessary to the conduct of their Business. None of the Group Companies is in default under any such Licenses in any material respect. Each License is valid and in full force and effect.
          3.21 Insurance. No premiums are due or have not been paid in relation to, and neither any Group Company nor any Subsidiary has received any notice of cancellation or termination in respect of, or is in default under, any insurance policy currently in effect that insure the business, operations or employees of any Group Company or any Subsidiary or affect or relate to the ownership, use or operation of any of the Assets and Properties of any Group Company or any Subsidiary.
          3.22 Related Party Transactions.
          (a) Except as disclosed in Schedule 3.22(a) hereto, no employee, officer, director or shareholder of the Company or any Subsidiary or any Affiliate of any of them (a “Related Party”) or member of such Related Party’s immediately family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to the Company, or any Subsidiary, nor is the Company or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them other than (a) for payment of salary for services rendered not exceeding amounts equal to one month’s salary, (b) reimbursement for reasonable expenses incurred on behalf of the Company or the Subsidiary, and (c) for other standard employee benefits made generally available to all employees, which indebtedness described in clauses (a)-(c) is incurred in the ordinary course of business consistent with past practice.
          (b) Except as disclosed in Schedule 3.22(b), none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any Subsidiary is affiliated or with which the Company or any Subsidiary has a business relationship, or any firm or corporation that competes with the Company or any Subsidiary, except that employees, officers, or directors of the Company and its Subsidiaries and members of such Related Party’s immediately families may own shares in publicly traded companies that may compete with the Company or any Subsidiary. No Related Party or member of their immediate family is directly or indirectly interested in any material contract with the Company or any Subsidiary.
          3.23 Employees; Labor Relations.
          (a) Schedule 3.23 contains a list of the name of each director and senior executive officer of the Group Companies at the date hereof, together with each such person’s position or function.
          (b) Each of the Group Company and the Subsidiaries has materially complied with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, housing funds, social welfare, social insurance contribution and collective bargaining and none of such Group Company and Subsidiaries is subject to any investigation or examination by any applicable Government Authority regarding the employment of labor, including but not limited to matters relating to social welfare, employee safety, housing funds and social insurance contribution.
          (c) Neither any Group Company nor any Subsidiary has entered into any Contract with any Employee or former Employee of any Group Company or any Subsidiary which entitles any such person to a claim for or as a result of which such person will become eligible for any bonus, retirement, severance, job security or similar benefit as a result of the transactions contemplated by this Agreement or any other Transaction Document.
          (d) Each of the senior executive officers listed in Schedule 3.23 has entered into an employment agreement, non-competition agreement, and confidentiality and proprietary information agreement with the Company or the Subsidiary.
          (e) The Company has reserved, but has not yet issued, whether or not subject to a contingency of condition which may or may not be realised or realisable, 7,500,000 Ordinary Shares, solely for the purpose of issuing shares and granting options to Employees, advisors, officers, and directors of, and consultants to, the Company pursuant to the ESOP.
          3.24 Employee Benefits.
          (a) Schedule 3.24 identifies each Benefit Plan of each Group Company and each Subsidiary. Each Group Company has furnished to the Investors copies of such Benefit Plans and all amendments thereto. Each Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable Laws and is fully funded.
          (b) Other than statutory social insurance plans operated under the applicable Laws of the PRC, neither any Group Company nor any Subsidiary provides or is required to provide any retirement, social insurance, life insurance, medical, dental or other welfare benefits provided on health, injury, death disability or on termination of employment (whether voluntary or involuntary) to any current or former employees, officers, consultants, independent contractors or agents of the Group Companies and the Subsidiaries. Each of the Group Companies and the Subsidiaries has complied with all applicable Laws relating to any of the Benefit Plans, including by making all required contributions and payments required to be made by or on behalf of any employees of the Group Companies and the Subsidiaries to the relevant PRC Government Authority.
          3.25 Substantial Customers. Schedule 3.25 lists the ten largest customers of the Group Companies, on the basis of revenues for services provided in the year ended December 31, 2007.
          3.26 Accounts Receivable. Each of the accounts and notes receivable of each Group Company and the Subsidiaries reflected on the balance sheet included in the Company’s Audited Financial Statements, and all accounts and notes receivable arising subsequent to the

December 31, 2007, (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are not subject to any valid set-off or counterclaim, (iii) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, and (iv) are not the subject of any Actions or Proceedings brought by or on behalf of any Group Company or any Subsidiary.
          3.27 Third Party Consents. No consent, waiver or approval to the performance by each Group Company of each of its obligations under this Agreement and each other Transaction Document to which it is a party or to the consummation of the transactions contemplated hereby and thereby as is required under any Contract to which such Group Company is a party or by which any of its Assets and Properties are bound.
          3.28 Brokers. All arrangements and discussions relating to this Agreement and the Transaction Documents contemplated hereby and thereby have been carried out by the Founders, each Group Company directly with the Investors without the intervention of any Person on behalf of the Founder or each Group Company in such manner as to give rise to any valid claim by any Person against any Investor or any Group Company for a finder’s fee, brokerage commission or similar payment.
          3.29 Anti-Corruption Compliance. The Company and its Affiliates, directors, officers, employees and authorized agents are in compliance and shall continue to comply with applicable Anti-Corruption Laws and shall not cause the Investor or its Affiliates to be in violation of any applicable Anti-Corruption Law. The Company, its Affiliates, directors, officers, employees and authorized agents have not and will not, directly or indirectly, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value, to a Public Official or Entity for purposes of unduly obtaining or retaining business for or with, or directing business to, any person by (i) influencing any official act, decision or omission of such Public Official or Entity; (ii) inducing such Public Official or Entity to do or omit to do any act in violation of the lawful duty of such Public Official or Entity; (iii) securing any improper advantage; or (iv) inducing such Public Official or Entity to affect or influence any act or decision of another Public Official or Entity. The Company shall ensure that no part of any payment, compensation, reimbursement or fee paid by the Investor pursuant to this Agreement or otherwise will be used directly or indirectly as a corrupt payment, gratuity, emolument, bribe, kickback or other improper benefit to a Public Official or Entity.
          3.30 Prior Registration Rights. Except as to be provided in the Transaction Documents, neither the Company nor any of its Subsidiaries is under any contractual obligation to register under the United States Securities Act of 1933, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued.
          3.31 No State Assets. None of the assets of any Group Company or any Subsidiary constitute state-owned assets or are required to undergo any form of valuation under applicable Laws of the PRC governing the transfer of state-owned assets prior to the consummation of the transactions contemplated herein or in any of the other Transaction Documents.

          3.32 Disclosure. The Company and its Subsidiaries have provided the Investors with all the information reasonably requested by the Investors to decide whether to subscribe to the Closing Shares. There is no fact known to the Company or any Subsidiary or the Founder that has not been disclosed herein or in any other agreement, document or written statement furnished by the Company to the Investors in connection with the transactions contemplated hereby which would have a Material Adverse Effect. No representation or warranty contained in this Agreement, and no statement contained in any Exhibit or Schedule hereto or in any certificate, list or other writing furnished to the Investors pursuant to any provision of this Agreement (including without limitation the financial statements) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INVESTORS
          Each Investor hereby, severally and not jointly, represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:
          4.1 Organization. Each Investor is duly organized and validly existing under the Laws of its jurisdiction. It has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
          4.2 Authority. The execution and delivery by each Investor of this Agreement and each other Transaction Document to which it is a party, and the performance by each Investor of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action on the part of the Investors. This Agreement has been duly and validly executed and delivered by each Investor and constitutes, and upon the execution and delivery by each Investor of each other Transaction Document to which it is a party, such Transaction Documents will constitute, a legal, valid and binding obligation of each Investor enforceable against each of them in accordance with each of their terms.
          4.3 No Conflicts. The execution and delivery by each Investor of this Agreement and each other Transaction Document to which it is a party does not, and the performance by each Investor of its obligations under this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:
          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the constitutional documents of such Investors;

          (b) other than the SAFE Registration by Mr. Chen Xiaotao, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Investors or any of its Assets and Properties; or
          (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require such Investors to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Encumbrance upon such Investor or any of its Assets or Properties under, any Contract or License to which such Investor is a party or under which any of its Assets and Properties is bound.
          4.4 Governmental Approvals and Filings. Except the SAFE Registration by Mr. Chen Xiaotao, no consent, approval or action of, filing with or notice to any Government Authority on the part of the Investors is required in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which any of them is a party or the consummation of the transactions contemplated hereby or thereby.
          4.5 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Investors directly with Founder and the Group Companies without the intervention of any Person on behalf of the Investors in such manner as to give rise to any valid claim by any Person against any Group Company for a finder’s fee, brokerage commission or similar payment.
          4.6 Offshore Transaction. The Investors acknowledge that the Closing Shares have not been and may not be registered under the Securities Act, and that:
          (a) at the time of the Closing, the Investors are not “U.S. Persons” (as such term is defined in Regulation S under the Securities Act) and is located outside the United States; and
          (b) it is acquiring the Closing Shares in an “offshore transaction” (as such term is defined in Regulation S under the Securities Act) in accordance with Regulation S.
ARTICLE V
CERTAIN COVENANTS
          5.1 Conduct of Business. Between the date hereof and the Closing Date, each Group Company and each Subsidiary shall conduct the Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, between the date hereof and the Closing Date, the Group Companies shall and the Founder shall cause each Group Company to (it being understood that this Section 5.1 does not obligate any Group Company or the Founder to do anything other than conducting the Business in the ordinary course consistent with past practice):

          (a) use and cause each Subsidiary to use its best efforts to (i) preserve intact the present business organization and reputation of each Group Company and the Subsidiaries in all material respects, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present key officers, Employees and consultants of each Group Company and the Subsidiaries, (iii) maintain the Assets and Properties of each Group Company and the Subsidiaries material to the conduct of the Business in good working order and condition, ordinary wear and tear excepted, (iv) maintain the good will of significant customers, suppliers, and other Persons to whom any Group Company or any Subsidiary sells goods or provides services or with whom the Company or any Subsidiary otherwise has significant business relationships and (v) continue all current sales, marketing and promotional activities relating to the business and operations of any Group Company and the Subsidiaries;
          (b) (i) use and cause each Subsidiary to use best efforts to comply with and cause each Subsidiary to comply with all Laws and Orders applicable to the business and operations of each Group Company and the Subsidiaries, and reasonably promptly following receipt thereof to give the Investors copies of any notice received from any Government Authority or other Person alleging any violation of any such Law or Order.
          5.2 Access. Between the date of this Agreement and the Closing, upon at least two (2) days’ prior notice to the Company, the Company shall, and shall cause their Subsidiaries and their respective Representatives to (a) afford the Representatives of the Investors and their Affiliates designated by the Investors, during normal business hours, reasonable access at reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, (b) furnish the Investors and such Affiliates with all financial, operating and other data and information as the Investors or such Affiliate, through their respective Representative, may from time to time reasonably request, and (c) afford the Investors and such Affiliate the opportunity to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the officers of the Company and its Subsidiaries from time to time as the Investors or such Affiliate may reasonably request, and to make proposals, recommendations and suggestions to the Company or its Subsidiaries relating to the business and affairs of the Company or its Subsidiaries; provided that the Board of Directors of the Company shall have the sole discretion to decide on such proposals, recommendations and suggestions after considering them in good faith. Any costs incurred by the Investors in connection with the foregoing shall be borne by the Investors severally.
          5.3 Regulatory and Other Approvals. The Founder and each Group Company shall, and shall cause the Subsidiaries to, as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Government Authorities or any other Person required of the Founder, each Group Company or any Subsidiary to consummate the transactions contemplated hereby and by each other Transaction Document, including those described in Schedule 3.7 and (b) provide such other information and communications to such Government Authorities or other Persons as the Investors or such Government Authorities or other Persons may reasonably request in connection therewith. The Founder and/or each Group Company shall provide prompt notification to the Investors when any such consent, approval, action, filing or notice referred to in subsection (a) above is obtained, taken, made or given, as applicable, and will advise the Investors of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Government Authority or other Person regarding any of the transactions contemplated by this Agreement or any other Transaction Document.
          5.4 Notice and Cure. The Founder and/or each Group Company shall notify the Investors in writing (where appropriate, through updates to the relevant schedule to this Agreement) of, and shall use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as reasonably practicable after it becomes known to the relevant party, occurring after the date of this Agreement and before the Closing Date, causes or will cause any covenant or agreement of the Founder or any Group Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of the Founder or any Group Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the Investors’ right to seek indemnity under Article IX.
          5.5 Fulfillment of Conditions. The Founder and each Group Company shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of the Investors contained in this Agreement and shall not, and shall not permit any Subsidiary to, take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.
          5.6 Most Favored Nation Treatment. The Company and the Founder agree to comply with the most favored nation treatment provisions in Section 12.1 of the Shareholders Agreement from the date hereof.
          5.7 Post-Closing Covenants.
          (a) The Founder shall complete amendment to the SAFE Registration as soon as practically feasible after the Closing;
          (b) Each of the Founder, WFOE and the Domestic Companies agrees and undertakes to complete the replacement of the current shareholders of the Domestic Companies with the Founder and his mother with their respective equity interests being 67% and 33%, including updating the registration records with the relevant company registration authorities, and making corresponding changes to the Control Documents no later than August 31, 2008 (the “Change of Nominees”). The Company will promptly deliver a copy of the amended Control Documents to the Investors;
          (c) Prior to December 31, 2008, the Founder and the Group Companies shall use their reasonable best effort to procure that Hunan Heli Charm Business Development Advertising Co., Ltd. () and Zhejiang Charm Advertising

Co., Ltd. () stop using the trade name “Charm” or “” in their business names;
          (d) Prior to August 31, 2008, the Company shall pay all Taxes due and payable by any Group Company in full; and
          (e) Prior to August 31, 2008, the WFOE shall appoint one director nominated by the Investors to its board of directors and shall amend its articles of association, to the extent legally permissible, to adopt the corporate governance terms contained in the Shareholders Agreement.
ARTICLE VI
CONDITIONS TO OBLIGATIONS OF INVESTORS
          The obligation of the Investors to proceed with the Closing is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Investors in their sole discretion):
          6.1 Representations and Warranties. Each of the representations and warranties made by Founder or any Group Company in this Agreement and each other Transaction Document shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, except with respect to the representation or warranty contained in Section 3.11, was made on a continuous basis from the date hereof until the Closing Date. The Company and the Founder shall have delivered a certificate to the Investors, dated the Closing Date, to such effect.
          6.2 Performance. The Founder and the Group Companies shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement and each other Transaction Document to be so performed or complied with by it at or before the Closing and the Group Companies and the Founder shall have delivered a certificate to the Investors dated the Closing Date, to such effect.
          6.3 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document.
          6.4 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Government Authority necessary to permit each of the Parties to perform its obligations under this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, and (b) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Government Authority necessary for the consummation of the transactions contemplated by this Agreement and each other Transaction Document shall have occurred.

          6.5 Opinions of Counsels.
          (a) The Investors shall have received from Maples and Calder, Cayman Islands counsel for the Company, a legal opinion, dated as of the Closing Date, substantially in the form and to the effect of Exhibit C hereto.
          (b) The Investors shall have received from Commerce and Finance Law Offices, PRC counsel for the Group Companies, a legal opinion, dated as of the Closing Date, substantially in the form and to the effect of Exhibit D hereto.
          6.6 Execution of Agreements. Each party to each Transaction Document (other than the Investors) shall have executed and delivered each of the Transaction Documents to which it is a party which shall each be on terms satisfactory to the Investors.
          6.7 Articles of Association. The amended and restated Articles of Association, substantially in the form set forth in Exhibit E hereto, shall have been duly adopted by all necessary actions of the Company’s board of directors and the Company’s shareholders, and shall become effective immediately upon the Closing.
          6.8 Directors. All requisite proceedings of the Company shall have taken so that immediately upon the Closing, Gordon Clancy shall be appointed as a member of the Board of Directors of the Company.
          6.9 Corporate Approval. The respective boards of directors and shareholders of each Group Company shall have (i) approved the entry by such Parties into this Agreement and each other Transaction Document to which it is a party and the performance by such Parties of each of its obligations hereunder and thereunder and (ii) taken such action as is required to effectuate the conditions set forth in Sections 6.7 and 6.8.
          6.10 Compliance Certificate. A certificate dated as of the Closing, signed on behalf of the Group Companies and the Founder, certifying that the conditions set forth in Sections 6.1, 6.2 and 6.12 have been satisfied, shall have been delivered to the Investors.
          6.11 Transfer of Trademarks. Prior to and on the Closing Date, the trademarks and domain names listed in Exhibit F shall have been transferred to the WFOE or exclusively licensed to the WFOE.
          6.12 No Material Adverse Change. Prior to and on the Closing Date, there shall have been no Material Adverse Effect.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF THE COMPANY

          The obligations of the Group Companies and the Founder to proceed with the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in their sole discretion):
          7.1 Representations and Warranties. Each of the representations and warranties made by the Investors in this Agreement shall be true and correct in all material respect on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.
          7.2 Performance. The Investors shall have performed and complied in all material respect with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Investors at or before the Closing.
          7.3 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
          7.4 Regulatory Consents and Approvals. Except the SAFE Registration by Mr. Chen Xiaotao, all consents, approvals and actions of, filings with and notices to any Government Authority necessary to permit each of the Parties to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Government Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.
          7.5 Non-Competition. Mr. Chen Xiaotao shall have entered into a Non-Competition Agreement in the form and substance attached hereto as Exhibit G.
ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
          8.1 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement and all claims and causes of action with respect thereto (whether in contract, tort or otherwise) shall survive the Closing and shall terminate two (2) years after the Closing Date; provided, however, that the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.13, 4.1, 4.2, 4.3 and 4.4 shall terminate on the expiration of the statutory limitation period under the Laws of the applicable jurisdiction; provided, further, that any claim or cause of action with respect to any breach of the representations and warranties of any of the Parties contained herein which (or the delay in discovery of which) is the consequence of fraudulent, dishonest, deliberate, negligence or reckless misstatement, concealment or other fraudulent or international conduct by such party in breach or any of such Party’s directors or officers or former directors or officers (who were involved in the negotiation of this Agreement) shall terminate upon the expiration of the statutory limitation period under the Laws of the applicable jurisdiction. If written notice of a claim has been given in accordance with Article IX prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.
          8.2 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each Party hereto that the Group Companies and the Founder are making no representation or warranty whatsoever, express or implied, at law or in equity, whether under contract, tort or other applicable Law, in respect of the Business, any Group Company or any Subsidiary, or any of their respective Assets and Properties, Liabilities or operations, except those representations and warranties contained in Article III as qualified by the Disclosure Schedules. In addition, none of the Group Companies and the Founder makes any representation or warranty to the Investors with respect to any financial projection or forecast relating to the Business provided by or on behalf of the Company to the Investors or any of its Affiliates or Representatives. With respect to any projection or forecast with respect to the Company and the Subsidiaries or the Business delivered by or on behalf of the Company to the Investors or any of its Affiliates or Representatives, the Investors acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (c) it shall have no claim against the Founder, any Group Company or any of its Affiliates or Representatives with respect thereto.
ARTICLE IX
INDEMNIFICATION
          9.1 Indemnification.
          (a) The Founder and the Group Companies shall jointly and severally indemnify the Investor Indemnified Parties and hold the Investor Indemnified Parties harmless from and against any Losses as a result of or arising out of (x) any breach of any representation or warranty of any Group Company or the Founder contained in this Agreement or in any other Transaction Document or in any Exhibit or Schedule hereto or thereto, (y) the non-fulfillment of or failure to perform any covenant or agreement on the part of any Group Company or the Founder in this Agreement or in any other Transaction Document, or (z) the enforcement of this indemnity, provided however, that (i) the total amount of Losses for which the Founder and the Group Companies will be required to indemnify all of the Investor Indemnified Parties under this Agreement shall be limited to the Purchase Price set forth in this Agreement; (ii) no amount of indemnity shall be payable by any of the Founder and the Group Companies, with respect to any single claim, unless and until the Investor Indemnified Parties have suffered, incurred or sustained Losses in the aggregate exceeding US$500,000 (“Minimum Claim Amount”); (iii) no amount of indemnity shall be payable by any of the Founder and the Group Companies to the extent that such Investor had been otherwise compensated for such Losses; or (iii) no amount of indemnity shall be payable under this Section 9.1(a) for the Losses caused solely and directly by actions of such Investor or its Affiliates based on a final non-appealable judgment by any court or tribunal.
          (b) Any indemnity as referred to in subsection 9.1(a) above shall be such as to place the Investor Indemnified Party in the same position as it would have been in had the cause for which such Investor Indemnified Party is to be indemnified not occurred, subject to subsection 9.1(a) and Section 9.3.
          (c) The Investors shall indemnify and hold harmless the Company Indemnified Parties from and against any Losses as a result of or arising out of (i) any breach of any representation or warranty of the Investors contained in this Agreement or in any other Transaction Document or any Exhibit or Schedule hereto or thereto, (ii) the non-fulfillment of or failure to perform any covenant or agreement on the part of the Investors in this Agreement or in any other Transaction Document or (iii) the enforcement of this indemnity.
          (d) Any indemnity as referred to in subsection 9.1(c) above shall be such as to place the Indemnified Party in the same position as it would have been in had the cause for which such Indemnified Party is to be indemnified not occurred, subject to Section 9.3.
          9.2 Indemnification as Exclusive Remedy. The indemnification provided in this Article IX, subject to the limitations set forth herein, shall be the exclusive post-closing remedy available to any Party in connection with any Losses arising out of or resulting from this Agreement, and other transactions contemplated hereby and by other Transaction Documents.
          9.3 No Consequential Damages. Notwithstanding anything to the contrary in this Agreement, none of the Group Companies and the Founder shall be liable under this Agreement or with respect to the transaction contemplated hereby for any consequential, exemplary, punitive, special, indirect or incidental damages, or any multiple of damages or diminution of value, including, without limitation, loss of profits or revenue.
ARTICLE X
TERMINATION
          10.1 Termination. Prior to the Closing, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
          (a) by mutual written agreement of the Parties;
          (b) by the Company, in the event of a material breach hereof by the Investors which is not cured within thirty days following written notification thereof by the Company;

          (c) by the Investors, in the event of a material breach hereof by any Group Company or the Founder which is not cured within thirty days following written notification thereof by the Investors;
          (d) by the Investors, if there shall be any Law that makes consummation of the transactions contemplated by this Agreement or any other Transaction Document illegal or otherwise prohibited or if consummation of the transactions contemplated by this Agreement or any other Transaction Document would violate any Order;
          (e) by the Investors, if any Group Company has become subject to a Bankruptcy Event; or
          (f) at any time after August 15, 2008 by the Investors, upon notification to the Company, or by the Company, upon notification to the Investors.
          10.2 Effect of Termination and Survival. If this Agreement is validly terminated pursuant to Section 10.1, this Agreement shall forthwith become null and void, and there shall be no further liability or obligation on the Parties (or any of their respective Representatives); provided, that any right, provision or obligation of this Agreement that by its nature should survive thereafter shall survive following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon any termination of this Agreement pursuant to Section 10.1, the Founder and each Group Company shall remain liable to the Investors for any breach of this Agreement by any Group Company or the Founder existing at the time of such termination, and the Investors shall remain liable to the Company for any breach of this Agreement by Investors existing at the time of such termination, and Company or Investors may seek such remedies in accordance with Article XII with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.
ARTICLE XI
COVENANTS RELATED TO CONFIDENTIALITY
          11.1 Confidentiality. Each Party who has received Confidential Information from another Party (such other Party, the “Disclosing Party”) undertakes that neither it or any of its Representatives nor any Representative of any of its Affiliates shall reveal to any other Person such Confidential Information without the prior written consent of the Disclosing Party, provided that, such undertaking shall not apply to:
          (a) disclosures of Confidential Information that is or has become generally available to the public other than as a result of disclosure by or at the direction of such Party or its Representatives or the Representatives of any Affiliate of such Party in violation of this Agreement;
          (b) disclosures of Confidential Information by such Party to its Representatives to whom it is necessary or appropriate for the transactions contemplated in this Agreement and other Transaction Documents;

          (c) disclosures of Confidential Information to the extent necessary or required under any applicable Law or the rules of any stock exchange or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document, after giving prior written notice to the Disclosing Party to the extent practicable under the circumstances to the extent legally permissible, and subject to having undertaken any reasonably available arrangements to protect confidentiality.
          (d) disclosure of Confidential Information to the Permitted Transferees and any partner or investors in the Permitted Transferee; provided that, each of such Permitted Transferee agrees to keep such information that is not publicly available strictly confidential; or
          (e) disclosure of Confidential Information to legal counsels, accountants and other professionals subject to confidentiality obligations retained by the Parties for the purposes of an IPO.
          The obligations under this Section 11.1 shall (i) not prejudice, and be additional to, the confidentiality obligations under any other written agreement entered into between Parties hereto concerning the Confidential Information and (ii) survive for one year following the later of (x) termination of this Agreement and (y) the consummation of transactions contemplated by this Agreement and other Transaction Document.
          11.2 Restriction on Announcements. Each Party shall, and shall cause each of its Representatives and each Representative of each of its Affiliates, not to make any public announcement about the subject matter of this Agreement or regarding the Company or any of its business and operating plans from time to time, whether in the form of a press release or otherwise, without first consulting with the other Parties and obtaining the other Parties’ written consent to make such announcement, save as required by applicable Law or the rules of any stock exchange on which such Party or any Affiliate of such Party is listed or registered. If disclosure is so required, the other Parties shall be given a reasonable opportunity to review and comment on any such required disclosure to the extent permitted by Law.
ARTICLE XII
GOVERNING LAW AND RESOLUTION OF DISPUTES
          12.1 Governing Law. This Agreement and any disputes, claims or controversies arising from, related to or in connection with this Agreement shall be construed in accordance with the Laws of Hong Kong, without regard to its conflict of law principles.
          12.2 Dispute Resolution Forum.
          (a) Any controversy or claim arising out of or relating to this Agreement, or any breach of this Agreement, shall be initiated, maintained and finally determined by binding arbitration under the auspices of the Hong Kong International Arbitration Center (the “HKIAC”)

and the site of the arbitration shall be in Hong Kong. The arbitral tribunal shall be appointed within thirty (30) days of the notice of dispute, and shall consist of three arbitrators, the Company and Founder, on the one hand, and the Investors, on the other hand, shall each be entitled to appoint one arbitrator and the third arbitrator shall be jointly appointed by the Company, the Founder and the Investors or, failing such agreement within such 30-day period, the HKIAC shall appoint the third arbitrator.
          (b) The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC at the time of the arbitration. The arbitration proceeding shall be conducted in English.
          (c) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party or parties may apply to a court of competent jurisdiction for enforcement of such award.
          (d) Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
          12.3 Performance Pending Dispute Resolution. Unless otherwise terminated in accordance with the terms hereof, this Agreement and the rights and obligations of the Parties hereunder shall remain in full force and effect during the pendency of any proceeding under Section 12.2.
          12.4 Survival. Unless otherwise terminated in accordance with the terms hereof, this Article XII shall survive the termination or expiration of this Agreement.
ARTICLE XII
MISCELLANEOUS
          13.1 Entire Agreement. This Agreement (together with the other Transaction Documents) constitutes the whole agreement among the Parties hereto and thereto relating to the subject matter hereof and thereof and supersedes all prior agreements or understandings both oral and written among all of the parties hereto and thereto relating to the subject matter hereof and thereof.
          13.2 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, and their respective heirs, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          13.3 Amendment; Waiver.
          (a) This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

          (b) No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
          13.4 Assignment.
          (a) Neither any Group Company, the Founder nor any Investor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other Parties (and any attempted assignment or transfer without such consent shall be null and void).
          (b) Without prejudice to the foregoing clause (a), each Investor shall be entitled in its absolute discretion to transfer any or all of its rights hereunder to or for the benefit of (i) any Affiliates of such Investor that are investment funds; (ii) any fund, collective investment scheme, trust, partnership (including any co-investment partnership), special purpose or other vehicle or any subsidiary or Affiliate that is an investment fund of any of the foregoing, in which any Affiliate of such Investor is a general or limited partner, shareholder, investment manager or advisor, member of a management or investment committee, nominee, custodian, trustee or unit holder; and (iii) in the case of any entity included in clause (ii), any partners, members, directors, officers, employees or investors (either directly or indirectly through any investment partnerships of entities of such entity) who are distributees of investments held by such entity pursuant to bona fide liquidation of such entity in which securities held by such entity are distributed to such distributees (all of the above in clause (i), (ii) and (iii) in this paragraph are together referred to as the “Permitted Transferees”). For the avoidance of doubt, Permitted Transferees shall not include any of the portfolio companies of the Investors.
          (c) Each Investor shall effect a transfer by delivering a written notice of the transfer to the Company pursuant to Section 13.5. Such written notice shall specify the name and address of the transferee, the consideration for the transfer, if applicable, and the effective date of the transfer.
          13.5 Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five days’ prior written notice specified to the other Parties). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party; (b) if sent by post within the same country, on the third day following posting, and if sent by post to another country, on the ten(10) day following posting, and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch. The initial address and facsimile for the Parties for the purposes of this Agreement are:
          (a) if to the Founder or the Group Companies, to:
Charm Communications Inc.
26th Floor, Oriental Media Center
4 Guanghua Road, Chaoyang District
Beijing 100026
People’s Republic of China
Attention: Mr. He Dang
Fax No.:
with a copy to:
Simpson Thacher & Bartlett LLP
35th Floor, ICBC Tower
3 Garden Road
Central, Hong Kong
Attention: Chris Lin
Fax No.: + 852 2869 7694
          (b) if to Dynasty, to:
Citigroup Venture Capital International Investment G.P. Limited
P.O. Box 75, 26 New Street
St Helier, Jersey, JE4 8PP, Channel Islands
and to:
Citigroup Venture Capital International Asia Limited
25/F, Two Exchange Square
Central, Hong Kong
Fax number: (852) 2868-6667
Attention: Enos Tam
with a copy to:
Milbank, Tweed, Hadley & McCloy LLP
Units 05-06, 15th Floor, Tower 2
China Central Place, 79 Jianguo Road
Chao Yang District, Beijing, 100025
Attention: Edward Sun
Fax No.: +86 10 5969 2707
          (c) if to Swift Rise, to:
B702B, Focus Place, 19 Financial Street
Xicheng District, Beijing, 100032
Attention: Chen Xiaotao
Fax No.: +86 10 66574401

          13.6 Counterparts. This Agreement may be signed in any number of counterparts including counterparts transmitted by facsimile, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
          13.7 Severability. If any provision contained in this Agreement shall for any reason be determined to be partially or wholly invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be of no force and effect to the extent so determined, but the invalidity, illegality or unenforceability of such provision shall have no effect upon and shall not impair the validity, legality or enforceability of any other provision of this Agreement.
          13.8 Costs and Expenses. If the Closing does not take place on or prior to July 22, 2008 and (iii) any pre-IPO investment or financing is consummated between the Company and any party or parties other than the Investors on or prior to the IPO, then the Company shall reimburse the Investors for not more than US$250,000 of the Investors’ reasonable expenses incurred in connection with the pursuit of the Closing; provided, however, that if the Investors are not ready, in good faith, to consummate the Closing, despite the satisfaction of the conditions set forth in Sections 6.1, 6.4 and 6.5 by the Company on or prior to July 22, 2008, then the Investors shall not get reimbursed for the Investors’ expenses incurred in connection with the pursuit of the Closing.
          13.9 Further Assurances. Each Party shall give such further assurance, provide such further information, take such further actions and execute and deliver such further documents and instruments as are, in each case, within its power to give, provide and take so as to give full effect to the provisions of this Agreement.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Charm Communications Inc.
By:	/s/ He Dang
	Name:	He Dang
	Title:	Authorized Signatory

Mr. Dang He
By:	/s/ He Dang
Passport Number: G00306355

[Signature Page to Share Subscription Agreement]

Movie-Forward Ltd.
By:	/s/ He Dang
	Name:	He Dang
Title:

Jetlong Technology Limited
By:	/s/ He Dang
	Name:	He Dang
Title:

Charm Hong Kong Limited
By:	/s/ He Dang
	Name:	He Dang
Title:

Nanning Jetlong Technology Co., Ltd.
By:	/s/ He Dang
	Name:	He Dang
Title:

[Signature Page to Share Subscription Agreement]

Beijing Boda Charm Advertising Co., Ltd.
By:	/s/ He Dang
	Name:	He Dang
Title:

Beijing Xingyang Advertising Co., Ltd.
By:	/s/ He Dang
	Name:	He Dang
Title:

Xinyang Heli Advertising Co., Ltd.
By:	/s/ He Dang
	Name:	He Dang
Title:

Xinxin Charm Advertising Co., Ltd.
By:	/s/ He Dang
	Name:	He Dang
Title:

[Signature Page to Share Subscription Agreement]

Yida Charm Advertising Co., Ltd.
By:	/s/ He Dang
	Name:	He Dang
Title:

Shidai Charm Advertising Co., Ltd.
By:	/s/ He Dang
	Name:	He Dang
Title:

Ruiyi Youshi Advertising Co., Ltd.
By:	/s/ He Dang
	Name:	He Dang
Title:

[Signature Page to Share Subscription Agreement]

Shanghai Haobangyang Advertising Co., Ltd.
By:	/s/ He Dang
	Name:	He Dang
Title:

Hubei Haobangyang Advertising Co., Ltd.
By:	/s/ He Dang
	Name:	He Dang
Title:

Beijing Yuanjing Ruishi Culture Co., Ltd.
By:	/s/ He Dang
	Name:	He Dang
Title:

[Signature Page to Share Subscription Agreement]

Dynasty Cayman Limited
By:	/s/ Gordon Clancy
	Name:	Gordon Clancy
Title:

Swift Rise International Limited
By:	/s/ Xiaotao Chen
	Name:	Xiaotao Chen
Title:

[Signature Page to Share Subscription Agreement]

Schedule 1
1.	Beijing Boda Charm Advertising Co., Ltd.

()

2.	Beijing Xingyang Advertising Co., Ltd.

()

3.	Xinyang Heli Advertising Co., Ltd.

()

4.	Xinxin Charm Advertising Co., Ltd.

()

5.	Yida Charm Advertising Co., Ltd.

()

6.	Shidai Charm Advertising Co., Ltd.

()

7.	Ruiyi Youshi Advertising Co., Ltd.

()

8.	Shanghai Haobangyang Advertising Co., Ltd.

()

9.	Hubei Haobangyang Advertising Co., Ltd.

()

10.	Beijing Yuanjing Ruishi Culture Co., Ltd.

()

Schedule 2
CHARM COMMUNICATIONS INC.
CAPITALIZATION TABLE
Current Capitalization

	Number of	% (w/o the	% (w/ the effect
	Shares	effect of ESOP)	of ESOP)
Ordinary Shares — He Dang	50,000,000	100%	86.9565%
ESOP — Pool	7,500,000	n/a	13.0435%
Total	57,500,000	n/a	100%
Capitalization Immediately After Funding

	Number of	% (w/o the	% (w/ the effect
	Shares	effect of ESOP)	of ESOP)
Ordinary Shares — He Dang	50,000,000	86.9565%	76.9231%
Series A Preferred — Dynasty	7,437,500	12.9348%	11.4423%
Series A Preferred — Swift Rise	62,500	0.1087%	0.0962%
ESOP — Pool	7,500,000	n/a	11.5385%
Total	65,000,000	100%	100%
Execution Version

Exhibit A
Form of Registration Rights Agreement
Execution Version

Exhibit B
Form of Shareholders Agreement
Execution Version

Exhibit C
Form of Cayman Legal Opinion
Execution Version

Exhibit D
Form of PRC Legal Opinion
Execution Version

Exhibit E
Articles of Association
Execution Version

Exhibit F
List of Trademarks and Domain Names

		Registered	Expiry
Domain Name	Registered Owner	Time	Time
charmbj.com	Shidai Charm Advertising Co., Ltd.	2005-8-12	2012-8-12
charmcommunications.com	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
charmcommunications.net.cn	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
charmcommunications.com.cn	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
charmcommunications.net	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
charmcommunications.cn	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
charmcommunications.mobi	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
charmcommunications.biz	Shidai Charm Advertising Co., Ltd.	2008-2-3	2014-2-3
charmcommunications.hk	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
charmcommunications.info	Shidai Charm Advertising Co., Ltd.	2008-2-3	2014-2-3
charmcommunications.asia	Shidai Charm Advertising Co., Ltd.	2008-2-3	2014-2-3
charmcommunications.tv	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
charmcommunications.cc	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
charm-communications.cn	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
charm-communications.net.cn	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
charm-communications.com.cn	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
charm-communications.mobi	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
charm-communications.net	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
Execution Version

		Registered	Expiry
Domain Name	Registered Owner	Time	Time
charm-communications.com	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
charm-communications.biz	Shidai Charm Advertising Co., Ltd.	2008-2-3	2014-2-3
charm-communications.hk	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
charm-communications.info	Shidai Charm Advertising Co., Ltd.	2008-2-3	2014-2-3
charm-communications.asia	Shidai Charm Advertising Co., Ltd.	2008-2-3	2014-2-3
charm-communications.cc	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
charm-communications.tv	Shidai Charm Advertising Co., Ltd.	2008-2-3	2013-2-3
brand-billboard.cn	Shanghai Haobangyang Advertising Co., Ltd.	2008-1-17	2013-1-17
charmsh.com	Shanghai Haobangyang Advertising Co., Ltd.	2008-1-17	2013-1-17
brandbsh.com	Shanghai Haobangyang Advertising Co., Ltd.	2008-1-17	2013-1-17
brand-billboard.com	Shanghai Haobangyang Advertising Co., Ltd.	2008-1-17	2013-1-17
haobangyang.net	Shanghai Haobangyang Advertising Co., Ltd.	2008-1-17	2013-1-17
brand-billboard.net	Shanghai Haobangyang Advertising Co., Ltd.	2008-1-17	2013-1-17
charmsh.net	Shanghai Haobangyang Advertising Co., Ltd.	2008-1-17	2013-1-17
brand-billboard.com.cn	Shanghai Haobangyang Advertising Co., Ltd.	2008-1-17	2013-1-17
charmsh.com.cn	Shanghai Haobangyang Advertising Co., Ltd.	2008-1-17	2013-1-17
brandbsh.com.cn	Shanghai Haobangyang Advertising Co., Ltd.	2008-1-17	2013-1-17

Approved Category
Trademark Name	Registered Owner	of Service	Valid Registration Term
Changrong	Beijing Boda Charm Advertising Co., Ltd.	No. 35	April 7, 2003 to April 6, 2013
Execution Version

Exhibit G
Form of Non-Competition Agreement
Execution Version